UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

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Strategic Realty Trust

400 El Camino Real

San Mateo, CA 94402

www.srtreit.com

October 18, 2013

Dear Shareholder,

I am writing to you to respond to the letter sent out by a group calling itself the SRT Shareholders Coalition. Like many of you, I am very tired of the finger-pointing and the fighting between the Company and its former advisor. However, Mr. Thompson has put your investment at risk, and it is up to you to help protect it.

Mr. Thompson, along with a group of his hand-picked associates, is attempting to take control of your Company so that it will rehire affiliates of Thompson National Properties as the Company’s advisor and property manager at great cost to the Company.

PROTECT YOUR INVESTMENT.

DO NOT RETURN ANY WRITTEN REQUEST CARD SOLICITED BY THE THOMPSON GROUP.

Mr. Thompson is desperate:

•	After conducting an investigation, the Financial Industry Regulatory Authority (“FINRA”) has accused Mr. Thompson of fraud and other violations of the federal securities laws and FINRA’s rules.

•	Thompson National Properties, the holding company through which Mr. Thompson conducts his business, is apparently insolvent, with a negative net worth of over $40 million based on FINRA’s investigation. Gaining control of your Company may be the only way that Mr. Thompson can save his.

•	Mr. Thompson has sued your Company for over $10 million, alleging that the Company is bound under property management agreements for 20 years notwithstanding the fact that such a lengthy term is not commercially reasonable and violates our charter.

•	With his financial problems mounting and while his affiliates were still your Company’s advisor, Mr. Thompson earned a significant fee ($775,000) by recommending and effecting a risky investment (the Lahaina Gateway Center acquisition) that violated loan covenants, forcing us to cease dividend payments under the terms of our credit agreement. It cost the Company millions of dollars to unwind this transaction.

•	After we hired a new transfer agent, Mr. Thompson refused to return our shareholder data, forcing us to initiate litigation to recover our information and causing us to delay our 2013 annual meeting, which we have now set for January 10, 2014 in hopes that all of the data will be transmitted in a manner that will enable us to conduct the meeting and have the results properly certified.

DO NOT BE MISLED BY MR. THOMPSON.

Now, Mr. Thompson is making misleading statements to persuade our shareholders to call a special meeting in a desperate attempt to save Thompson National Properties at your expense.

In the coming days, we will make information available on our web site (www.srtreit.com) setting the record straight. In the meantime, I’d like to report on our progress since the Company engaged a new advisor.

YOUR COMPANY IS BACK ON THE RIGHT TRACK TO IMPROVED RESULTS AND RESUMING THE DIVIDEND.

We have been moving forward on our goal of paying a dividend. In order to pay a dividend we must pay off or recast the Key Bank debt. Three of the properties securing this debt are on the market for sale. One is under contract and scheduled to close in about two weeks, another is under a letter of intent and the third will hopefully be under contract for sale within two to three weeks. The pricing so far is good and consistent with internal valuations and past appraisals.

We are hopeful that if these sales are successful, the board of directors will be in a position to approve a dividend payment around the end of the fourth quarter. However, if Mr. Thompson continues his proxy fight, we will have to incur substantial costs to protect your investment (including proxy solicitor fees, printing and mailing costs and legal fees), and this could further delay the resumption of a dividend.

We will also be sending within the next few weeks as promised an update on the portfolio and a discussion of the property operations. We are working hard to address the tenant accounts receivables. Upon appointment of our new property manager, we found there were a number of tenants that were severely delinquent in rent and others that had significant billing issues related to current and prior years common area expense billings. We have also worked to reduce the accounts payables at the property level and to pay vendors on time. We have made changes to the leasing process to provide better lease negotiation and documentation and faster approval process. We believe all of these changes will lead to better tenant relations and higher income down the road.

Although Mr. Thompson’s recent efforts are unfortunate and will be costly to address, we remain focused on improving the Company’s operations and are confident that the Company’s best days are ahead. We appreciate your support and urge you not to return any written request card solicited by the Thompson group. If you have questions please call 650-343-9300 and ask for Shareholder Services.

Very truly yours,

Andrew Batinovich
President
Strategic Realty Trust, Inc.

Important Additional Information:

SRT expects to solicit revocations of written requests pursuant to a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information. SRT, its independent directors, its executive officers, its advisor, SRT Advisors, LLC, and its property manager, Glenborough, LLC, may be deemed to be participants in such solicitation. Stockholders may obtain additional information regarding such participants and their interests from the proxy statement, when it is available, and from SRT’s periodic reports filed with the SEC. The periodic reports are available, and the proxy statement and other relevant documents will be available, at no charge at the web site of the SEC at www.sec.gov.

Forward Looking Statements:

This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, (i) difficulties in obtaining Company records from the Company’s former advisor, former property manager and former transfer agent, (ii) increased costs associated with waging a proxy fight should the Thompson group seek to remove or replace directors, and (iii) difficulties and delays with property dispositions. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.